QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY STATEMENTS OF OPERATIONS
(UNAUDITED)

	2008				2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Operating revenue	$3,315	$3,379	$3,382	$3,399	$3,435	$3,434	$3,463	$3,446	$3,488	$3,487	$3,472	$3,476
Operating expenses:
Cost of sales (exclusive of depreciation and amortization):
Facility costs	463	550	552	556	550	558	567	589	642	597	622	628
Employee-related costs	308	373	314	375	339	347	347	350	349	377	349	349
Equipment sales costs	121	146	137	119	151	127	122	118	136	117	120	137
Other	131	163	146	131	144	140	133	121	135	133	126	122

Total cost of sales	1,023	1,232	1,149	1,181	1,184	1,172	1,169	1,178	1,262	1,224	1,217	1,236

Selling:
Employee-related costs	291	295	291	292	281	287	293	279	292	293	272	273
Marketing, advertising and external commissions	148	151	139	149	164	153	150	135	150	144	141	147
Other	112	129	102	109	101	110	102	107	122	112	93	106

Total selling	551	575	532	550	546	550	545	521	564	549	506	526

General, administrative and other operating:
Employee-related costs	139	121	110	119	112	118	118	144	178	177	175	180
Taxes and fees	148	155	123	163	161	164	178	159	124	181	161	184
Real estate and occupancy cost	106	117	114	117	109	114	111	111	113	113	108	112
Other	188	126	212	173	186	518	193	202	167	152	196	193

Total general, administrative and other operating	581	519	559	572	568	914	600	616	582	623	640	669

Depreciation and amortization	601	599	578	576	613	619	615	612	695	691	693	691

Total operating expenses	2,756	2,925	2,818	2,879	2,911	3,255	2,929	2,927	3,103	3,087	3,056	3,122

Other expense (income)—net:
Interest expense—net	251	252	257	261	267	272	274	282	284	291	298	296
Other—net	5	(27)	(4)	3	(3)	(9)	14	(5)	(84)	(42)	(17)	(28)

Total other expense (income)—net	256	225	253	264	264	263	288	277	200	249	281	268

Income (loss) before income taxes	303	229	311	256	260	(84)	246	242	185	151	135	86
Income tax (expense) benefit	(118)	(78)	(123)	(99)	106	2,149	—	(2)	9	43	(18)	2

Net income	$185	$151	$188	$157	$366	$2,065	$246	$240	$194	$194	$117	$88

QuickLinks

QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY STATEMENTS OF OPERATIONS (UNAUDITED)